Exhibit 4.2

CERTIFICATE OF ELIMINATION OF THE
SERIES D PARTICIPATING PREFERRED STOCK OF
CALIFORNIA WATER SERVICE GROUP
Pursuant to Section 151(g)
of the General Corporation Law
of the State of Delaware
California Water Service Group, a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:
1.That, pursuant to the provisions of Section 151(g) of the DGCL and authority granted in the Certificate of Incorporation of the Corporation, as theretofore amended, the Board of Directors of the Corporation (the “Board”), by resolution duly adopted, authorized the issuance of a series of 221,000 shares of Series D Participating Preferred Stock, par value $0.01 per share (the “Series D Preferred Stock”), and established the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, and, on September 16, 1999, filed a Certificate of Designation with respect to such Series D Preferred Stock in the office of the Secretary of State of the State of Delaware.
2.That no shares of said Series D Preferred Stock are outstanding and no shares thereof will be issued subject to the Certificate of Designation.
3.That the Board has adopted the following resolutions:
WHEREAS, by resolution of the Board of Directors (the “Board”) of California Water Service Group, a Delaware corporation (the “Corporation”) and by a Certificate of Designation (the “Certificate of Designation”) filed in the office of the Secretary of State of the State of Delaware on September 16, 1999, the Corporation authorized the issuance of 221,000 shares of preferred stock designated as “Series D Participating Preferred Stock” (the “Series D Preferred Stock”) and established the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof;
WHEREAS, as of the date hereof, no shares of Series D Preferred Stock are outstanding and no shares of such Series D Preferred Stock will be issued subject to said Certificate of Designation; and
WHEREAS, the Board has determined that it is advisable and in the best interests of the Corporation and its shareholders that all references to the Series D Preferred Stock set forth in the Certificate of Designation be eliminated from the Certificate of Incorporation of the Corporation, as heretofore amended (the “Certificate of Incorporation”).
NOW, THEREFORE, BE IT RESOLVED, that the officers of the Corporation be, and hereby are, authorized and directed to file a Certificate of Elimination (the “Certificate of Elimination”) with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions;
RESOLVED FURTHER, that when the Certificate of Elimination setting forth these resolutions becomes effective, it shall have the effect of eliminating from the Certificate of Incorporation all references to the Series D Preferred Stock set forth in the Certificate of Designation and all of the shares that were designated as Series D Preferred Stock shall be returned to the status of preferred shares of the Corporation, without designation as to series; and
RESOLVED FURTHER, that the officers of the Corporation be, and each of them hereby is, authorized, empowered and directed, in the name and on behalf of the Corporation, to take or cause to be taken all such other actions and to execute, acknowledge and deliver all such other instruments as the officers, or any one or more of them, approve as necessary, appropriate or desirable in order to carry out and perform the purposes and intent of the foregoing resolutions, the taking of such actions or execution of such instruments to be conclusive evidence of the necessity or desirability thereof.
4.That, pursuant to the provisions of Section 151(g) of the DGCL, accordingly, all references to the Series D Preferred Stock set forth in the Certificate of Designation be, and hereby are, eliminated from the Certificate of Incorporation, as heretofore amended, of the Corporation and all of the shares that were designated as Series D Preferred Stock are returned to the status of preferred shares of the Corporation, without designation as to series.

IN WITNESS WHEREOF, California Water Service Group has caused this certificate to be duly executed this 27th day of February, 2019.
CALIFORNIA WATER SERVICE GROUP
By: /s/ Martin A. Kropelnicki
Name: Martin A. Kropelnicki
Title: President and Chief Executive Officer